   As filed with the Securities and Exchange Commission on September 23, 1997

                              Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION

                       FORM S-8 REGISTRATION STATEMENT AND
      POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 33-61884
                        UNDER THE SECURITIES ACT OF 1933

                           CREATIVE BIOMOLECULES, INC.
             (Exact name of registrant as specified in its charter)

                                   94-2786743
                      (I.R.S. Employer Identification No.)

                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)

                 45 SOUTH STREET, HOPKINTON, MASSACHUSETTS 01748
                    (Address of Principal Executive Offices)

                   CREATIVE BIOMOLECULES, INC. 1987 STOCK PLAN
                            (Full Title of the Plan)

                                MICHAEL M. TARNOW
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           CREATIVE BIOMOLECULES, INC.
                                 45 SOUTH STREET
                               HOPKINTON, MA 01748
                     (Name and address of agent for service)

                                 (508) 782-1100
          (Telephone number, including area code, of agent for service)

                     --------------------------------------


                         CALCULATION OF REGISTRATION FEE

=================================================================================================================
                                                                Proposed            Proposed
                                             Amount              maximum              maximum         Amount of
       Title of each class of                to be            offering price         aggregate       registration
     securities to be registered         registered(1)        per share (2)     offering price (2)       fee
-----------------------------------------------------------------------------------------------------------------
Common stock,
  par value $.01 per share...........   3,450,463             $5.1217            $17,672,236         $5,355.22
                                        1,199,537             $9.0938            $10,908,349         $3,305.56
                                        ---------                                                    ---------
      Total..........................   4,650,000                                                    $8,660.78
=================================================================================================================

(1) The number of shares of common stock, $.01 par value (the "Common Stock"), stated above consists of (i) the aggregate number of shares of Common Stock which may be issued upon the exercise of options which have previously been granted under the Creative BioMolecules, Inc. 1987 Stock Plan (the "Plan") and
(ii) shares of Common Stock which may be issued upon the exercise of options which may hereafter be granted and pursuant to grants of stock which may hereafter be made under the Plan. The maximum number of shares which may be sold upon the exercise of such options granted under the Plan is subject to adjustment in accordance with certain anti-dilution and other provisions of the Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "1933 Act"), this Registration Statement covers, in addition to the number of shares stated above, an indeterminable number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

(2) This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(h) under the 1933 Act as follows: in the case of shares of Common Stock for which options have not yet been granted and the option price of which is therefore unknown, the fee is calculated on the basis of the average of the high and low prices per share of the Common Stock on The Nasdaq Stock Market ("Nasdaq") as of a date
(September 18, 1997) within 5 business days prior to filing this Registration Statement.

                                EXPLANATORY NOTE
                                ----------------

         This Registration Statement and Post-Effective Amendment No. 1 relate, in part, to the registration of 4,650,000 additional shares of Common Stock authorized for issuance under the Plan, and the filing of a resale prospectus with respect to such shares. It also constitutes a Post-Effective Amendment for purposes of filing a resale prospectus with respect to 1,314,849 previously registered shares of Common Stock authorized for issuance under the Plan. These previously registered shares were registered on Registration Statement
No. 33-61884. In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the "Commission"), the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the Plan. The Prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Form S-3 and may be used for reoffering and resales of shares of Common Stock which have been and/or may hereafter be issued upon the exercise of options which have been and/or may hereafter be granted under the Plan.

                                   PROSPECTUS

                           CREATIVE BIOMOLECULES, INC.

                        5,964,849 SHARES OF COMMON STOCK
                            PAR VALUE $.01 PER SHARE
                            ISSUABLE PURSUANT TO THE

                   CREATIVE BIOMOLECULES, INC. 1987 STOCK PLAN

         The shares of Common Stock, par value $.01 per share (the "Common Stock"), offered hereby (the "Shares") are shares which may have been or may be issued in the future upon the exercise of stock options which may have been or may be granted in the future under the Creative BioMolecules, Inc. 1987 Stock Plan (the "Plan") and which are to be sold by the stockholders of Creative BioMolecules, Inc., a Delaware corporation (the "Company"), referred to herein (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of the Shares. Some or all of the Shares may be offered for sale from time to time by the Selling Stockholders, or by pledgees, donees, transferees, or other successors in interest. Such sales may be made on one or more exchanges, in the over-the-counter market, or otherwise, at prices and on terms then prevailing, or at prices related to the then current market price, or in negotiated transactions, or otherwise, or by underwriters pursuant to an underwriting agreement in customary form, or in a combination of any such methods of sale. The Selling Stockholders and any broker-dealers (including underwriters) who may participate in a sale of the Shares may be deemed to be statutory underwriters within the meaning of the Securities Act of 1933, as amended (the "1933 Act"), and the commissions paid or discounts or concessions allowed to any of such broker-dealers (including underwriters) by any person, as well as any profits received on the resale of the Shares, if any, if such broker-dealers (including underwriters) should purchase any Shares as a principal, may be deemed to be underwriting discounts and commissions under the 1933 Act. All discounts, commissions or fees incurred in connection with the sale of the Shares offered hereby will be paid by the Selling Stockholders or by the purchasers of the Shares, except that the expenses of registering the Shares and preparing and filing this Prospectus with the Securities and Exchange Commission (the "Commission"), and of registering or qualifying the Shares under the blue sky laws of any jurisdiction necessary to permit the distribution as described in this Prospectus, will be paid by the Company.

         The Common Stock is listed on The Nasdaq Stock Market ("Nasdaq") under the symbol CBMI. On September 22, 1997, the closing sale price for the Common Stock of the Company, as reported by Nasdaq, was $9.96875.

                         ----------------------------

         THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
        PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE RISK FACTORS
                    INDICATED UNDER "RISK FACTORS" ON PAGE 4

                         ----------------------------

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
             BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES AUTHORITY NOR HAS THE COMMISSION OR ANY
                   STATE SECURITIES AUTHORITY PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ----------------------------

         The date of this Prospectus is September 23, 1997.

         No person has been authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any of the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Shares offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy any shares of Common Stock offered hereby to any person in any jurisdiction where it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that information contained herein is correct as of any time subsequent to the date hereof.


                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-02511. Copies of such materials can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549 at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically. Reports, proxy statements and other information about the Company may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, DC 20006.

         The Company has filed with the Commission a Registration Statement on Form S-8 (together with all amendments and exhibits hereto, the "Registration Statement") under the Securities Act, covering the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits thereto, copies of which may be obtained at prescribed rates, or which may be examined free of charge, at the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. This registration statement has been filed electronically through the Commission's Electronic Data Gathering, Analysis, and Retrieval System and may be obtained through the Commission's Web site (http://www.sec.gov).

         The Company will provide without charge to each person, including beneficial owners, to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents that have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Requests for such copies should be directed to Wayne E. Mayhew III, Chief Financial Officer, Creative BioMolecules, Inc., 45 South Street, Hopkinton, Massachusetts 01748 (telephone (508) 782-1100).

                                TABLE OF CONTENTS



                                                                            PAGE
RISK FACTORS ................................................................  4

SELLING STOCKHOLDERS ........................................................ 10

PLAN OF DISTRIBUTION ........................................................ 12

LEGAL MATTERS ............................................................... 12

EXPERTS ..................................................................... 12

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ............................. 13

                                  RISK FACTORS

     An investment in the shares being offered by this Prospectus involves a high degree of risk. In addition to the other information contained in this Prospectus or incorporated herein by reference, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus.

     EARLY STAGE OF DEVELOPMENT. Creative BioMolecules has not yet generated revenues from the commercialization of its products, and there is substantial uncertainty regarding the timing and amount of any such future revenues. Although the Company cannot predict with accuracy the timing of marketing approval for any products under development, the first such approval is not expected for several years and no significant product revenues or royalties will be generated before such approval is obtained. There can also be no assurance that the Company's products will be proven safe and effective in clinical trials, meet applicable regulatory standards, be capable of being produced in commercial quantities at reasonable cost, be marketed successfully or achieve customer acceptance. Moreover, there can be no assurance that government health administration authorities, private health care providers or other third party payors will accept the Company's products, even if the Company's products prove to be safe and effective and are approved for marketing by the FDA and other regulatory authorities.

     RELIANCE ON LEAD PRODUCT CANDIDATE. The Company's research and development resources are primarily dedicated to its programs based on its proprietary recombinant morphogenic protein, OP-1, the Company's lead product candidate for several potential therapeutic indications. Clinical progress in the areas of orthopaedic reconstruction and renal disease are within the control of Stryker Corporation ("Stryker") and Biogen, Inc. ("Biogen"), respectively, the Company's collaborative partners. Significant delays in Stryker's or Biogen's clinical trials of OP-1, unfavorable results in these trials, failure to obtain regulatory approval for the commercialization of an OP-1 products or failure to achieve market acceptance of OP-1 would have a material adverse effect upon the Company. See "--Dependence on Efforts of Stryker and Biogen and Other Collaborative Partners to Commercialize Products."

     CONTINUING OPERATING LOSSES AND ACCUMULATED DEFICIT. The Company has experienced significant operating losses since its inception and, as of June 30, 1997, had an accumulated deficit of approximately $79.4 million. The Company expects its operating expenses to increase and its operating losses to continue over the next several years as it expands its research and development, clinical testing and manufacturing efforts. The Company's ability to achieve profitability is dependent in large part on obtaining regulatory approvals for its products and entering into agreements for product development and commercialization. There can be no assurance that the Company will ever become profitable.

     UNCERTAINTIES RELATED TO COMPANY'S ABILITY TO RAISE ADDITIONAL NECESSARY CAPITAL. The Company has spent and expects to continue to spend substantial funds for continuation of the research and development of product candidates, preclinical and clinical testing, the establishment of commercial-scale manufacturing facilities, and filing, prosecuting and enforcing patent claims. The Company may also require additional funds in order to acquire technologies or products that complement the Company's efforts. To satisfy its capital requirements, the Company may seek to raise funds in the public or private capital markets or make collaborative arrangements with corporate partners or from other sources. See "-- Reliance on Collaborative Arrangements as a Part of the Company's Funding Strategy." No assurance can be given that such additional funds will be available to the Company on acceptable terms, if at all. If adequate funds are not available from operations or additional sources of financing, the Company's business will be materially adversely affected and the Company may be required to delay, scale back or eliminate one or more of its development programs or obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates or products that the Company would otherwise retain for itself. If additional funds are raised by issuing equity securities, further substantial dilution to existing stockholders may result.

     RELIANCE ON COLLABORATIVE ARRANGEMENTS AS A PART OF THE COMPANY'S FUNDING STRATEGY. The Company has relied and plans to continue to rely on collaborative arrangements with established health care companies to fund a portion of its research and development. Pursuant to such arrangements, the Company would seek to have collaborative partners provide capital in exchange for certain technology, product, manufacturing and/or marketing rights related to the collaborative research. There can be no assurance that the Company will be able to negotiate acceptable collaborative arrangements or that such collaborative arrangements will succeed.

     The Company's collaborative partners, Stryker and Biogen, have provided a substantial portion of the Company's revenues during the past several years. The Company anticipates that a significant portion of its research revenues for the next several years will be derived from Stryker and Biogen. However, such continued funding is dependent upon the Company performing research for Stryker and Biogen and supplying material for preclinical and clinical testing by Stryker and Biogen.

     There can be no assurance that the Company will satisfy the requirements for the receipt of payments from Stryker and Biogen. If the Company does not receive anticipated payments from Stryker and Biogen and does not receive adequate additional funds, the Company's business will be materially adversely affected. See "-- Uncertainties Related to Company's Ability to Raise Additional Necessary Capital."

     DEPENDENCE ON EFFORTS OF STRYKER AND BIOGEN AND OTHER COLLABORATIVE PARTNERS TO COMMERCIALIZE PRODUCTS. The Company's collaborative arrangements with Stryker and Biogen provide, and future arrangements between the Company and other collaborative partners may provide, that the collaborative partner complete product development, perform clinical trials, obtain regulatory approvals and market products resulting from such collaboration. The Company does not control the amount of resources or the schedule of product development in its collaborations with Stryker and Biogen and may not be able to control the efforts that any future collaborative partners may devote to their respective programs with the Company. The timing and amount of any future royalties and manufacturing revenues of the Company with respect to product development pursuant to such collaborative arrangements will therefore depend on the level of commitment, timing and success of such collaborative partners' efforts. Should Stryker, Biogen or any other collaborative partner fail to develop and to commercialize marketable products successfully, the Company's business would be materially adversely affected.

     COMPETITION AND RISK OF TECHNOLOGICAL OBSOLESCENCE. The biotechnology and pharmaceutical industries are rapidly evolving fields in which developments are expected to continue at a rapid pace. Competitors of the Company in the United States and abroad are numerous and include, among others, pharmaceutical and biotechnology companies, universities and other research institutions. The Company's success depends upon developing and maintaining a competitive position in the development of products and technologies in its areas of focus. Competition from other biotechnology and pharmaceutical companies is intense and is expected to increase as new products enter the market and as new technologies are discovered and commercialized. The Company's competitors may develop technologies and products that are more effective than any which have been or are being developed by the Company, or that render the Company's technologies or products obsolete or noncompetitive. Furthermore, the Company's competitors may obtain patent protection or other intellectual property rights that block the Company from developing its potential products, or they may obtain regulatory approval for the commercialization of their products more rapidly or for a wider array of indications than those obtained by the Company. Finally, many of these competitors have substantially greater research and development capabilities, clinical, manufacturing, regulatory and marketing experience and financial and managerial resources than the Company.

     Other companies are engaged in the research and development of morphogenic proteins for various applications. The Company is aware that Genetics Institute, Inc. ("Genetics Institute"), a wholly-owned subsidiary of American Home Products Corporation, is pursuing the development of bone morphogenetic proteins. Genetics Institute has also entered into relationships with Yamanouchi Pharmaceuticals Co., Ltd. and Sofamor Danek Group, Inc. covering development and marketing of bone morphogenetic proteins. The Company believes that other biopharmaceutical companies also are developing recombinant human proteins, primarily growth factors, for use in the local repair of orthopaedic and skeletal defects and in other indications. A number of other companies are pursuing traditional therapies that may compete with the Company's products, including autografts, allografts and electrical stimulation devices for the repair of orthopaedic and other skeletal defects.

     LACK OF EXPERIENCE IN COMMERCIAL MANUFACTURING; UNCERTAINTY AS TO TRANSITION TO COMMERCIAL PRODUCTION. The Company has not yet introduced any products commercially and has never engaged in large-scale commercial manufacturing. To be successful, the Company's products must be manufactured in commercial quantities, at acceptable costs and in compliance with regulatory requirements. There can be no assurance that the Company's manufacturing facility in Lebanon, New Hampshire will meet the Company's future needs or those of its collaborative partners. In addition, manufacturing facilities must be inspected and, in some cases, licensed by the FDA prior to the production of commercial products and must be operated in compliance with current Good Manufacturing Practices ("cGMP") for any products manufactured for either clinical research or commercial use. No assurance can be given that the Company will be able to make the transition to commercial production successfully.

     LACK OF COMMERCIAL SALES AND MARKETING EXPERIENCE. The Company does not have experience in marketing, sales or distribution of commercial products. To market any of its products, the Company will need to develop a substantial marketing and sales force or will have to arrange for third parties to market and distribute its products. To the extent that the Company determines not to, or is unable to, arrange third party distribution for its products, significant additional expenditures, management resources and time will be required to develop a sales force. There can be no assurance that the Company will be able to establish such a sales force or be successful in gaining market acceptance for its products.

     DEPENDENCE ON PATENTS AND PROPRIETARY TECHNOLOGY. The biotechnology and pharmaceutical industries place considerable emphasis on obtaining patent and maintaining trade secret protection for new technologies, products and processes, and the Company's success will depend, in part, on its ability to obtain patent protection for its products and manufacturing processes, preserve its trade secrets and operate without infringing the proprietary rights of third parties. In addition to the Company's own patents and patent applications, Stryker has exclusively and irrevocably licensed rights in certain patents and patent applications to the Company.

     The Company expects to seek additional patents in the future, but there can be no assurance as to the Company's success or timeliness in obtaining any such patents or as to the breadth or degree of protection which any such patents may afford the Company. The patent position of biotechnology and pharmaceutical firms is often highly uncertain and usually involves complex legal and factual questions. There is a substantial backlog of biotechnology patent applications at the U.S. Patent and Trademark Office. No consistent policy has emerged regarding the breadth of claims covered in biotechnology patents. Accordingly, there can be no assurance that patent applications relating to the Company's products or technology will result in patents being issued or that, if issued, such patents will afford adequate protection to the Company, or that such patents will not be challenged, invalidated or infringed. Furthermore, there can be no assurance that others will not independently develop similar products and processes, duplicate any of the Company's products or, if patents are issued to the Company, design around such patents. In addition, the Company could incur substantial costs in defending itself in suits brought against it or in suits in which the Company may assert its patent rights against others. If the outcome of any such litigation is adverse to the Company, the Company's business could be materially adversely affected. To determine the priority of inventions, the Company also may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office, which could result in substantial cost to the Company.

     PATENT INFRINGEMENT RISK. The Company may be subject to claims that it infringes the patents of others. Competitors of the Company may obtain patents claiming products or processes that are necessary for or useful to the development, use or manufacture of the Company's products. Such competitors could bring legal actions against the Company claiming infringement and seeking damages and injunctive relief. The Company may be required to obtain licenses from others to continue to develop, manufacture or market its products or may be required to cease those activities. There can be no assurance that the Company will obtain such licenses on acceptable terms, if at all. There can be no assurance that the Company's current and proposed future activities in the field of morphogenic proteins will not be challenged in the future in the United States or abroad, that the Company necessarily will prevail in any such challenge, that patents have not issued or will not issue containing claims which may materially constrain the proposed activities of the Company, or that the Company will not become involved in costly, time-consuming litigation or interference proceedings regarding patents in the field of morphogenic proteins, including actions brought to challenge or invalidate the Company's own patent rights.

     POTENTIAL INABILITY TO PROTECT UNPATENTED TECHNOLOGY. The Company also seeks to protect its proprietary technology, including technology which may not be patented or patentable, in part by confidentiality agreements and, in certain cases, inventors' rights agreements with its collaborators, advisors, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise be disclosed to, or discovered by, competitors.

     NO ASSURANCE OF FDA APPROVAL; COMPREHENSIVE GOVERNMENT REGULATION. The production and marketing of products developed through the Company's technologies and its ongoing research and development activities are subject to regulation by numerous federal, state and local governmental authorities in the United States and by similar regulatory agencies in other countries where the Company or any collaborative partner may be testing or intend to test and market products which have yet to be developed. All of the Company's products require governmental approvals for commercialization which have not yet been obtained. Clinical trials and manufacturing of many of the Company's products will be subject to the rigorous testing and approval processes of the FDA and corresponding foreign regulatory authorities. The regulatory process, which includes preclinical testing and clinical trials of each potential product to establish its safety and efficacy, can take many years and require the expenditure of substantial resources. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory approvals. In addition, delays or rejections may be encountered based upon changes in regulatory policy for product approval during the period of product development and regulatory review. There can be no assurance that, even after such time and expenditures, regulatory approvals will be obtained for any products developed utilizing the Company's technologies. Moreover, if regulatory approval of a product is granted, such approval may entail limitations on the indicated uses for which it may be marketed. Further, even if such regulatory approval is obtained, a marketed product and its manufacturer are subject to continual review, and discovery of previously unknown problems with a product or manufacturer may result in restrictions on such product or manufacturer, including withdrawal of the product from the market. Regulatory approval of product prices is required in many countries outside the United States, and various cost containment measures have been proposed in the United States. There can be no assurance that such regulatory limitations will not prevent the Company and its collaborative partners from realizing an adequate return on their investment in product development. Both the legislative and executive branches of the federal government are considering reforms to the FDA and its regulatory processes and authority. The effect of these reforms, if enacted, on the Company or its products cannot be predicted.

     USE AND DISPOSAL OF HAZARDOUS MATERIALS. The Company is subject to numerous environmental and safety laws and regulations, including those governing the controlled use and disposal of hazardous materials such as radioactive compounds, toxins and other chemicals used in the Company's research, development and manufacturing activities. Any violation of, and the cost of compliance with, these regulations could adversely impact the Company's operations. While the Company believes that its safety procedures relating to the handling and disposing of such materials comply with applicable regulatory standards, the risk of accidental contamination or injury from these materials cannot be completely eliminated. If such an accident were to occur, the Company could be held liable for any resulting damages and any such liability could exceed the resources of the Company.

     DEPENDENCE ON KEY PERSONNEL. The Company's success depends in large part upon Michael M. Tarnow, its President and Chief Executive Officer, and Charles Cohen, Ph.D., its Chief Scientific Officer. The loss of the services of either of these key employees could have a material adverse effect on the Company. The Company is also dependent on certain key management and scientific personnel, the loss of whose services could significantly impede the achievement of its development objectives. The Company's continued expansion in areas and activities requiring additional expertise will necessitate the recruitment of additional management and scientific personnel. There can be no assurance that the Company will be able to attract and retain such personnel on acceptable terms, given the competition for such personnel among numerous pharmaceutical and biotechnology companies, government entities and research and academic institutions.

     DEPENDENCE ON ACADEMIC COLLABORATORS. The Company has relationships with academic collaborators who investigate the potential utility of the Company's proprietary technology for various therapeutic applications. The Company's academic collaborators are not employees of the Company. The Company has limited control over their activities, and only limited amounts of their time are dedicated to the Company's projects. The Company's academic collaborators may have relationships with other commercial entities, some of which compete with the Company. Although the precise nature of each relationship varies, the academic collaborators and their primary affiliated institutions generally sign agreements which provide for confidentiality of the Company's proprietary technology and results of studies. There can be no assurance, however, that the Company will be able to maintain the confidentiality of its technology or study results in connection with every collaboration, and dissemination of such technology or study results could have an adverse effect on the Company's business. Also, the Company seeks to obtain exclusive rights to license developments that may result from these studies. However, there can be no assurance that such licenses will be available on acceptable terms, if at all.

     UNCERTAINTY OF REIMBURSEMENT. The ability of the Company and its collaborative partners to commercialize the Company's products successfully may depend in part on the extent to which reimbursement for the cost of such products and related treatment will be available from government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and there can be no assurance that adequate third-party coverage will be available to enable the Company and its collaborative partners to maintain price levels sufficient to realize an appropriate return on its investment in product development. Legislation and regulations affecting the pricing of pharmaceuticals may change before any of the Company's proposed products are approved for commercialization. Adoption of such legislation could further limit reimbursement for medical products and services.

     PRODUCT LIABILITY AND INSURANCE. The testing, marketing and sale of health care products entail an inherent risk of allegations of product liability, and there can be no assurance that product liability claims will not be asserted against the Company. The Company currently maintains product liability insurance at a level which the Company believes is consistent with industry practice. However, such existing coverage may not be adequate as the Company continues to pursue clinical testing of its potential products or seeks to commercialize products. In addition, there can be no assurance that the Company will be able to maintain or increase its current insurance coverage in the future on acceptable terms or that any claims against the Company will not exceed the amount of such coverage.

     VOLATILITY OF STOCK PRICE. The market prices for securities of biotechnology companies have been volatile. The market price for the Company's Common Stock has fluctuated significantly since public trading commenced in 1992, and it is likely that the market price will continue to fluctuate in the future. Announcements of technological innovations or new commercial products by the Company or its competitors, developments concerning proprietary rights, including patents and litigation matters, publicity regarding actual or potential clinical trial and medical results relating to products under development by the Company or its competitors, regulatory developments in both the United States and foreign countries, public concern as to the safety of biotechnology products and economic and other external factors may have a significant impact on the Company's business and on the market price of the Common Stock. In addition, the Company has experienced and expects to continue to experience significant fluctuations in its quarterly operating results, due primarily to the timing of revenue received under its manufacturing contract with Biogen. The Company believes that fluctuations in quarterly results may cause the market price of its Common Stock to fluctuate substantially.

     SHARES ELIGIBLE FOR FUTURE SALE. Substantially all of the Company's shares are eligible for sale in the public market. Sales of substantial amounts of Common Stock in the public market after this offering could adversely affect the market price of the Common Stock. As of September 15, 1997, there were options outstanding to purchase 4,765,312 shares of Common Stock with an average exercise price of $4.72 per share, and warrants to purchase
1,147,600 shares of Common Stock with an average exercise price of $2.43 per share. Additional shares may also become available for sale in the public market from time to time in the future. Exercise of such options and warrants would dilute the percentage ownership of existing holders of Common Stock and the sale of such shares could have a significant adverse effect on the market price of the Common Stock.

     DILUTION. Dilution is likely to occur upon the exercise of outstanding options and warrants. If the Company raises additional funds by issuing equity securities, further dilution to existing stockholders may result. See "Uncertainties Related to Company's Ability to Raise Additional Necessary Capital."

     ABSENCE OF DIVIDENDS. The Company has not paid any cash dividends on the Common Stock since inception and does not anticipate paying cash dividends in the foreseeable future.

     ANTI-TAKEOVER PROVISIONS. The Board of Directors has the authority to issue shares of preferred stock with rights and preferences, including dividend and liquidation rights, senior to those of the Common Stock without further action by the stockholders of the Company. In addition, the Company's Restated Certificate of Incorporation and Restated By-Laws contain certain provisions that could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit future prices that certain investors might be willing to pay for shares of Common Stock. These provisions, which include classification of the Board of Directors, could also make it more difficult for stockholders to change the management of the Company or to effect certain transactions. Certain provisions of Delaware and Massachusetts corporate law also may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of the Company.

                              SELLING STOCKHOLDERS

     The Selling Stockholders are offering hereby Shares which have been or may hereafter be acquired by them upon the exercise of options granted under the Plan. The names of additional Selling Stockholders and the number of Shares offered hereby by them may be added to this Prospectus from time to time by an addendum or supplement to this Prospectus. Other persons who acquire Shares from the Selling Stockholders may also be identified as Selling Stockholders by means of an addendum or supplement to this Prospectus.

     The following table sets forth certain information with respect to the Selling Stockholders as of September 15, 1997.


                                                                             Number of Shares Beneficially
                                     Number of                                  Owned Upon Completion of
                                       Shares                                         Offering(3)
                                    Beneficially           Number of         -----------------------------
NAME                                  Owned(1)         Shares Offered(2)        Number             Percent
----                                ------------       -----------------     ------------          -------
Steven L. Basta                             -                 50,000                 -                *
Susan B. Blanton                       25,620(4)              49,740                 -                *
Charles Cohen, Ph.D.                  848,706(5)             961,668           285,163(5)             *
Brian H. Dovey                      1,825,004(6)              10,000         1,825,004(6)            5.2
Thomas J. Facklam, Ph.D.               25,000(4)             123,000                 -                *
Ronald D. Johnson, Ph.D.              142,713(7)             179,000            21,713(7)             *
Cheryl K. Lawton                            -                 70,000                 -                *
Gregory F. Liposky                     43,283(8)              89,500             2,283(8)             *
Wayne E. Mayhew III                   121,706(9)             129,589            57,117(9)             *
Michael Rosenblatt, M.D.               22,500(4)              10,000            12,500(4)             *
Michael M. Tarnow                     639,990(10)          1,179,990            20,000(10)            *
---------------

  * Represents beneficial ownership of less than 1% of the outstanding Common Stock.

  (1) Includes shares of Common Stock owned by the Selling Stockholder and shares of Common Stock which such Selling Stockholder has the right to acquire, through the exercise of options, within 60 days after September 15, 1997.

  (2) Includes all shares of Common Stock the Selling Stockholder named has the rights to acquire, through the exercise of options granted under the Plan, whether or not such options have vested within 60 days after September 15, 1997.

  (3) Includes shares of Common Stock owned by the Selling Stockholder and shares of Common Stock which such Selling Stockholder has the right to acquire through the exercise of options, within 60 days after September 15, 1997. Assumes all shares registered pursuant hereto will be sold, although there can be no assurance that any of the Selling Stockholders will offer for sale any or all of the shares offered by them pursuant to this Prospectus. Also assumes that no other shares are acquired or transferred by the Selling Stockholders.

  (4) Includes shares of Common Stock subject to options exercisable on September 15, 1997 or within 60 days thereafter.

  (5) Includes 273,163 shares of Common Stock owned directly by Dr. Cohen, 12,000 shares of Common Stock owned by Dr. Cohen's children, and 563,543 shares of Common Stock subject to options exercisable on September 15, 1997 or within 60 days thereafter.

  (6) Includes 1,188 shares of Common Stock owned directly by Mr. Dovey, 12,500 shares of Common Stock subject to options exercisable on September 15, 1997 or within 60 days thereafter and

        1,811,316 shares of Common Stock (after giving effect to the exercise of warrants) held by Domain Partners III, L.P. and DP III Associates, L.P. (collectively "Entities associated with Domain Associates"). Mr. Dovey is a General Partner of Domain Associates and a General Partner of the general partner of the Entities associated with Domain Associates and may be deemed to be the beneficial owner of shares owned by the Entities associated with Domain Associates. Does not include 2,266,122 shares of Common Stock (after giving effect to the exercise of warrants) beneficially owned by Biotechnology Investments Limited ("BIL"). Domain Associates is the U.S. venture capital advisor to BIL. Domain Associates has neither voting nor investment power over the shares owned by BIL and Mr. Dovey disclaims beneficial ownership of the shares owned by BIL.

  (7) Includes 21,713 shares of Common Stock and 121,000 shares of Common Stock subject to options exercisable on September 15, 1997 or within 60 days thereafter.

  (8) Includes 2,283 shares of Common Stock and 41,000 shares of Common Stock subject to options exercisable on September 15, 1997 or within 60 days thereafter.

  (9) Includes 57,117 shares of Common Stock and 64,589 shares of Common Stock subject to options exercisable on September 15, 1997 or within 60 days thereafter.

  (10) Includes 20,000 shares of Common Stock and 619,990 shares of Common Stock subject to options exercisable on September 15, 1997 or within 60 days thereafter.

                              PLAN OF DISTRIBUTION

        The Shares may be offered and sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such offers and sales may be made from time to time on one or more exchanges or in the over-the-counter market, or otherwise, at prices and on terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (e) privately negotiated transactions; and (f) a combination of any such methods of sale. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from Selling Stockholders or from purchasers in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the 1933 Act in connection with such sales.

        In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 promulgated under the 1933 Act ("Rule 144") may be sold under Rule 144 rather than pursuant to this Prospectus.

        The Company and the Selling Stockholders may enter into customary agreements concerning indemnification and the provision of information in connection with the sale of the Shares.

        There is no assurance that any of the Selling Stockholders will offer for sale or sell any or all the Common Stock covered by this Prospectus.


                                  LEGAL MATTERS

        The validity of the issuance of the shares of Common Stock offered has been passed upon for the Company by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. of Boston, Massachusetts.


                                     EXPERTS

        The consolidated financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus: Annual Report on Form 10-K for the fiscal year ended December 31, 1996; Quarterly Reports on Form 10-Q for the quarters ended June 30, 1997 and March 31, 1997; and the description of the Company's capital stock contained in the Company's registration statement on Form 8-A, filed with the Commission on December 3, 1992 and Amendment No. 1 thereto on Form 8, filed with the Commission on December 3, 1992 and December 29, 1992, respectively (File No. 0-19910), including amendments or reports filed for the purpose of updating such description. All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Copies of all documents incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents) will be provided without charge to each person who receives a copy of this Prospectus, upon request of such person directed to Wayne E. Mayhew III, Vice President and Chief Financial Officer, Creative BioMolecules, Inc., 45 South Street, Hopkinton,
MA 01748, telephone (508) 782-1100.

        To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement that is not, pursuant to the Commission's rules, deemed to be "filed" with the Commission or subject to the liabilities of Section 18 of the Exchange Act.

           PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed by the Company with the Commission are hereby incorporated by reference in this Registration Statement:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed with the Commission on March 29, 1997 (File No. 0-19910).

         (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, filed with the Commission on May 14, 1997.

         (c) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, filed with the Commission on August 11, 1997.

         (d) The description of the Company's capital stock contained in the Company's registration statement on Form 8-A, filed with the Commission on December 3, 1992 and Amendment No. 1 thereto on Form 8, filed with the Commission on December 3, 1992 and December 29, 1992, respectively (File No. 0-19910), including amendments or reports filed for the purpose of updating such description.

         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Copies of all documents incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents) will be provided without charge to each person who receives a copy of this Registration Statement, upon request of such person directed to Wayne E. Mayhew III, Vice President and Chief Financial Officer, Creative BioMolecules, Inc., 45 South Street, Hopkinton, MA 01748, telephone (508) 782-1100.

         To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement that is not, pursuant to the Commission's rules, deemed to be "filed" with the Commission or subject to the liabilities of Section 18 of the Exchange Act.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Jeffrey Wiesen, a member of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to the Company, owns 13,000 shares of the Company's Common Stock. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. delivered an opinion with respect to the validity of the issuance of the securities being registered.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Incorporated herein by reference from Part II, Item 14 of the Registrant's Registration Statement on Form S-3 (Registration No. 333-5477).

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

Exhibit No.                   Description
-----------                   -----------
(4.1)    Form of Common Stock Certificate (filed as Exhibit 4.2 to the
         Registration Statement on Form S-1, Registration Statement No.
         33-46200, as amended, and incorporated herein by reference.)

(4.2)    Restated Certificate of Incorporation, as amended, of the Registrant.
         (Filed as Exhibit 3.1 to Registrant's Annual Report on Form 10-K for the period ended September 30, 1995 (File No. 0-19910), and incorporated herein by reference.)

(4.3)    Restated By-Laws of the Registrant. (Filed as Exhibit 3.4 to Form S-1
         Registration Statement (Registration No. 33-46200), or amendments thereto, and incorporated herein by reference.)

(5) Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., with respect to the legality of the original issuance of securities being registered

(23.1)   Independent Auditors' Consent

(23.2)   Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
         (included in Exhibit 5)

(24) Power of Attorney to file future amendments (included in Part II of the Registration Statement)

(99)     Creative BioMolecules, Inc. 1987 Stock Plan, as amended on May 20, 1997
         (filed as Exhibit 10.52 to the Registrant's Quarterly Report on
         Form 10-Q for the period ended June 30, 1997 (File No. 0-19910), and incorporated herein by reference.)

ITEM 9.  UNDERTAKINGS

(a)      The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement.

              (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hopkinton, Massachusetts, on September 23, 1997.

                                 CREATIVE BIOMOLECULES, INC.


                                 By: /s/ Wayne E. Mayhew III
                                     ---------------------------------------
                                     Wayne E. Mayhew III
                                     Vice President and Chief Financial Officer,
                                     Treasurer and Secretary


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael M. Tarnow and Wayne E.
Mayhew III, or any of them, his attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signatures                                       Title                                                   Date
----------                                       -----                                                   ----

/s/ Brian H. Dovey                     Chairman of the Board and Director                          September 16, 1997
----------------------------
Brian H. Dovey


/s/ Michael M. Tarnow                  President, Chief Executive Officer and Director             September 23, 1997
----------------------------
Michael M. Tarnow


/s/ Charles Cohen, Ph.D..              Chief Scientific Officer and Director                       September 16, 1997
----------------------------           (principal executive officer)
Charles Cohen, Ph.D.


/s/ Wayne E. Mayhew III                Vice President and Chief Financial Officer,                 September 23, 1997
----------------------------           Treasurer and Secretary (principal executive officer)
Wayne E. Mayhew III


/s/ Susan B. Blanton                   Controller (principal accounting officer)                   September 23, 1997
----------------------------
Susan B. Blanton


/s/ Jeremy L. Curnock Cook             Director                                                    September 16, 1997
----------------------------
Jeremy L. Curnock Cook


/s/ Martyn D. Greenacre                Director                                                    September 16, 1997
----------------------------
Martyn D. Greenacre


/s/ Arthur J. Hale, M.D.               Director                                                    September 22, 1997
----------------------------
Arthur J. Hale, M.D.


/s/ Suzanne Denbo Jaffe                Director                                                    September 16, 1997
----------------------------
Suzanne Denbo Jaffe


/s/ Michael Rosenblatt, M.D.           Director                                                    September 16, 1997
----------------------------
Michael Rosenblatt, M.D.


/s/ James R. Tobin                     Director                                                    September 16, 1997
----------------------------
James R. Tobin

                                 EXHIBIT INDEX

Exhibit
  NO.                      Description
-------                    -----------
  4.1           Form of Common Stock Certificate (filed as Exhibit 4.2 to the
                Registration Statement on Form S-1, Registration Statement
                No. 33-46200, as amended, and incorporated herein by reference.)

  4.2 Restated Certificate of Incorporation, as amended, of the Registrant. (Filed as Exhibit 3.1 to Registrant's Annual Report on Form 10-K for the period ended September 30, 1995 (File
                No. 0-19910), and incorporated herein by reference.)

  4.3           Restated By-Laws of the Registrant. (Filed as Exhibit 3.4 to
                Form S-1 Registration Statement (Registration No. 33-46200), or amendments thereto, and incorporated herein by reference.)

  5 Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., with respect to the legality of the original issuance of securities being registered

  23.1          Independent Auditors' Consent

  23.2          Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                (included in Exhibit 5)

  24 Power of Attorney to file future amendments (included in Part II of the Registration Statement)

  99            Creative BioMolecules, Inc. 1987 Stock Plan, as amended on
                May 20, 1997 (filed as Exhibit 10.52 to the Registrant's
                Quarterly Report on Form 10-Q for the period ended June 30, 1997
                (File No. 0-19910), and incorporated herein by reference.)
